UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
(Date of earliest event reported): August 28, 2006
ACE CASH EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-20774 (Commission File Number)	75-2142963 (IRS Employer Identification No.)

1231 Greenway Drive, Suite 600 Irving, Texas		75038
(Address of principal executive offices)		(Zip Code)
(972) 550-5000
(Registrant’s telephone number,
including area code)
Not Applicable
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Restricted Stock Agreement with Jay B. Shipowitz
     On August 28, 2006, Ace Cash Express, Inc. (“ACE”) entered into a Restricted Stock Agreement (the “Restricted Stock Agreement”) with Jay B. Shipowitz, ACE’s President and Chief Executive Officer. The Restricted Stock Agreement was executed in accordance with Mr. Shipowitz’s current employment agreement, which provides for a grant of 26,000 shares of ACE Common Stock in the form of restricted stock under ACE’s 1997 Stock Incentive Plan as a result of Ace’s execution of the Agreement and Plan of Merger dated as of June 6, 2006 (the “Merger Agreement”) with Ace Holdings I, LLC, a Delaware limited liability company and Ranger Merger Sub, Inc., a Texas corporation. The shares of restricted stock granted to Mr. Shipowitz will be forfeited to ACE if the transactions contemplated by the Merger Agreement are not consummated within one year of the date of grant.
     So long as Mr. Shipowitz remains employed with ACE, these shares will vest upon a change in control of ACE (including the merger contemplated by the Merger Agreement), the termination of Mr. Shipowitz without cause by ACE or in the case of Mr. Shipowitz’s disability or death. The Compensation Committee of ACE’s Board of Directors also has complete discretion to vest all or any number of these shares at any time. The shares of restricted stock will be held with an escrow holder until either the shares are forfeited or repurchased by ACE pursuant to the terms of the Restricted Stock Agreement or the shares become vested.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibits.
10.1	Restricted Stock Agreement dated as of August 28, 2006 between Ace Cash Express, Inc. and Jay B. Shipowitz.
[Signature Page Follows]

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE CASH EXPRESS, INC.
Dated: August 30, 2006	By:	/s/ Walter E. Evans
Walter E. Evans
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

10.1	Restricted Stock Agreement dated as of August 28, 2006 between Ace Cash Express, Inc. and Jay B. Shipowitz.